Exhibit 10.01.2

Citigroup Inc.
399 Park Avenue
New York, New York 10043

November 16, 2001

Mr. Sanford I. Weill
399 Park Avenue
New York, New York 10022

Dear Sandy:

        This letter agreement specifically references and explicitly expresses an intention to supplement and clarify certain terms of your Amended and Restated Employment Agreement dated as of November 16, 2001 (the "Amended Agreement") with the Company. Terms used in this letter agreement and not otherwise defined shall have the meanings ascribed to them in the Amended Agreement.

1.
With respect to Section 7(a)(i)(x) of the Amended Agreement, to the extent that you desire to manage assets, directly or indirectly, for more than a de minimis number but nevertheless a limited number of family members and personal friends, the Company shall not unreasonably withhold its written consent.

2.
In Section 7(d) of the Amended Agreement, the term "appropriate due process" shall be deemed to mean that the determination of a breach of any of the covenants set forth in Section 7(a) of the Amended Agreement (each, a "Covenant") shall not have been made unless and until there shall have been delivered to you a copy of a resolution duly adopted by an affirmative vote of not less than a majority of the full Board of Directors of the Company then in office, excluding you (the "Board"), at a meeting of the Board, after 30 days prior written notice to you and an opportunity for you, together with your counsel (if you choose to have counsel present at such meeting), to be present and heard before the Board, finding that, in the good faith opinion of the Board, you have breached a Covenant and specifying the particulars thereof.

3.
Notwithstanding anything to the contrary contained in Paragraph 1 of this letter agreement or any provision of the Amended Agreement, if you breach any Covenant, the Company shall be permitted to seek any right or remedy available to it under Section 7(b)(ii) of the Amended Agreement prior to or absent a formal determination of a breach of such Covenant pursuant to Paragraph 1 of this letter agreement.

4.
In Section 7(e) of the Amended Agreement, the term "comparable", with respect to Company facilities and services, means, as appropriate, comparable in number, quality, size and location (which, in the case of the office will be located in midtown Manhattan in New York City, New York). Without limiting the generality of the foregoing, consistent with current practice, (a) your access to and use of Company aircraft shall be on a priority (not a dedicated) basis, (b) facilities and services subject to ordinary-course wear and tear (such as the car) shall be replaced and/or upgraded periodically and (c) security arrangements shall be enhanced from time to time to the extent necessary to take into account reasonable threat assessments.

5.
In Section 7(e) of the Amended Agreement, the phrase "on the same basis as", for purposes of facilities and services covered by such section, means that to the extent that you currently enjoy such facilities and services free of out-of-pocket taxes payable by you, you shall continue to enjoy the same without any out-of-pocket tax expense, including reimbursement of any taxes which may be imposed on you in such connection and including reimbursement of any taxes imposed upon such reimbursement.

6.
This letter agreement shall not be amended or terminated other than by the written consent of the parties.

7.
This letter agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of Delaware.

Sincerely
Agreed and accepted:	CITIGROUP INC.
/s/ SANFORD I. WEILL		/s/ CHARLES PRINCE
Sanford I. Weill	By:	Charles Prince
	Title:	Corporate Secretary
WITNESS
/s/ ARTHUR ZANKEL Arthur Zankel